Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of April 30, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of April 30, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $311,437)	$315,721
Cash and cash equivalents	99,486
Other assets	9,611
Other liabilities	(7,939)
Accrued performance fee	(474)

Net Asset Value	$416,405

Number of outstanding shares	16,216,939

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of April 30, 2024 ($ in thousands, except shares and per share data):

Net Asset Value per share	Series I A-II Shares	Series I F-I Shares	Series I V Shares	Series II A-II Shares	Series II F-I Shares	Series II V Shares	Total
Monthly Net Asset Value	$97,793	$4,482	$1	$312,303	$1,825	$1	$416,405
Number of outstanding shares	3,816,143	175,217	40	12,154,323	71,176	40	16,216,939
Net Asset Value per share as of April 30, 2024	$25.63	$25.58	$25.00	$25.69	$25.65	$25.00